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EXHIBIT 99A.8
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CONSOLIDATED STATEMENTS OF                            U S WEST, Inc.
CASH FLOWS (UNAUDITED)                                  Year Ended
						       December 31,
In millions                                            1995     1994
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OPERATING ACTIVITIES
 Net income                                          $1,317   $1,426
 Adjustments to net income:
  Depreciation and amortization                       2,291    2,052
  Deferred income taxes and amortization
   of investment tax credits                            274      373
  Equity losses in unconsolidated ventures              207      121
  Gain on merger of joint venture interest             (157)       -
  Gain on partial sale of joint ven. interest             -     (164)
  Gain on sales of rural telephone exchanges           (136)     (82)
  Gain on sale of paging assets                           -      (68)
  Postretire. med. & life costs, net of cash fundings   (24)      (5)
 Changes in operating assets and liabilities:
   Restructuring payments                              (334)    (289)
   Accounts and notes receivable                       (169)    (104)
   Inventories, supplies and other                      (79)     (81)
   Accounts payable and accrued liabilities              54       (4)
 Other - net                                            185       72
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Cash provided by operating activities                 3,429    3,247
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (2,834)  (2,603)
 Investment in international ventures                  (681)    (350)
 Investment in Atlanta Cable Properties                   -     (745)
 Proceeds from disposals of property, plant & equip.    201       96
 Proceeds from sale of paging assets                      -      143
 Other - net                                           (201)    (119)
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Cash (used) for investing activities                 (3,515)  (3,578)
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FINANCING ACTIVITIES
 Net(repayments of) proceeds from short-term debt    (1,281)   1,280
 Proceeds from issuance of long-term debt             2,732      251
 Repayments of long-term debt                        (1,058)    (526)
 Proceeds from issuance of trust
  originated preferred securities                       581       -
 Dividends paid                                        (929)    (886)
 Proceeds from issuance of common stock                  87      364
 Proceeds from issuance of preferred stock               -        50
 Purchase of treasury stock                             (63)     (20)
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Cash provided by financing activities                    69      513
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Cash (used for) provided by continuing operations       (17)     182
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Cash (to) discontinued operations                        -      (101)
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CASH AND CASH EQUIVALENTS
 (Decrease) Increase                                    (17)      81
 Beginning balance                                      209      128
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Ending balance                                         $192     $209
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Note: Certain reclassifications within the financial statements have been made to comform to the current year presentation.
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